Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-137758 on Form S-4 and in Registration Statements of Brocade Communications Systems, Inc. on Form S-8 (Nos. 333-129909, 333-129908, 333-117897, 333-103571, 333-100797, 333-72480, 333-64260, 333-53734, 333-39126, 333-95653 and 333-85187) of our reports dated April 24, 2006, relating to the consolidated financial statements and consolidated financial statement schedule of McDATA Corporation, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of McDATA Corporation for the year ended January 31, 2006 and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
December 4, 2006